UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

February 13, 2014

INNOVUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-52991	90-0814124
(Commission File Number)	(IRS Employer Identification No.)

9171 Towne Centre Drive, Suite 440, San Diego, CA 92122
(Address of principal executive offices) (Zip code)

858-964-5123

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Debenture Conversions

January 12, 2012 Debenture Conversions

On February 19, 2014, we agreed with all of the five holders of our outstanding 8% convertible debentures issued on January 12, 2012 and amended on January 23, 2013 and November 11, 2013 (“January 2012 Debentures”), to convert such debentures into shares of our common stock at a conversion price of $0.40 per share, which is equal to the conversion price of the debenture we issued on February 13, 2014, described below, and to terminate the January 2012 Debentures upon conversion. Immediately prior to conversion, the January 2012 Debentures had an aggregate principal and interest amount of $190,013, which was converted into 475,033 shares of our common stock and terminated. The January 2012 Debentures were held by Vivian Liu, Dr. Ziad Mirza, Dr. Henry Esber, Wally Boyack, Esq. and Walid Chehab. Ms. Liu, Dr. Mirza and Dr. Esber are members of our board of directors.

January 15, 2013 Debenture Conversion

On February 19, 2014, we agreed with Dr. Henry Esber, the holder of an 8% convertible debenture issued on January 15, 2013 (“January 2013 Debenture”) to convert such debenture on the same terms described above for the January 2012 Debentures. The principal and interest amount owed under the January 2013 Debenture immediately prior to conversion was $76,122, which was converted into 190,304 shares of our common stock and terminated. Dr

January 15, 2013 Line Of Credit Debenture Conversion

On February 19, 2014, we agreed with Dr. Bassam Damaj, the holder of an 8% convertible debenture line of credit (“LOC Debenture”) issued on January 15, 2013 and amended on March 18, 2013, May 6, 2013 and November 11, 2013, to convert the current principal and interest owed under the LOC Debenture as of such date into shares of our common stock at a conversion price of $0.40 per share. The principal and interest amount owed under the LOC Debenture immediately prior to conversion was $476,165, which was converted into 1,190,411 shares of our common stock. The LOC Debenture will continue to exist outstanding in accordance with its terms and we may currently borrow up to $1 million under it. Dr. Damaj is a member of our board of directors and our President and Chief Executive Officer.

The summary of the transactions described above is qualified in its entirety by reference to the documents we entered into with the holders of the January 2012 Debentures, the January 2013 Debenture and the LOC Debenture in connection with the conversion, each of which will be filed as an exhibit to our next periodic report.

Securities Purchase Agreement

On February 13, 2014, we entered into a Securities Purchase Agreement (the “SPA”) with an unrelated third party accredited investor pursuant to which we issued an original issue discount 10.0% convertible debenture in the aggregate principal amount of $330,000 (issued at an original issue discount of 10.0%) (the “SPA Debenture”) and a warrant to purchase 250,000 shares of our common stock (the “SPA Warrant”).

The SPA prohibits us from entering into any (i) financing transactions that contain a conversion price that changes daily or varies based on the current market price of our common stock and (ii) debt settlement agreements pursuant to Section 3(a)(10) transaction under the Securities Act of 1933, as amended.

The SPA Debenture is for the principal amount of $330,000, bears interest at the rate of 10% per annum and the principal amount and interest are payable on March 13, 2015 (the “Repayment Date”).

The SPA Debenture contains certain events of default, including, among others, the failure to make a payment obligation thereunder, failure to observe other covenants of the SPA Debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under any other material agreement, lease or document to which we are obligated, we default on any obligations under credit obligations that involve more than $500,000 and results in the lender taking action to cause the debt to become due before the date it would otherwise become due, if our common stock is not eligible for listing or quoting on trading markets, a change in control, we do not meet the current public information requirements under Rule 144, the failure to deliver share certificates in a timely manner and the entry of a judgment against us for more than $150,000. In the event of default, the holder has the right to accelerate all amounts outstanding under the SPA Debenture and demand payment of a mandatory default amount equal to 120% of the amount outstanding plus accrued interest and expenses.

The SPA Debenture may be converted in whole or in part at any time prior to the Repayment Date by the holder at a conversion price of $0.40 per share, subject to adjustment. We have the option to redeem the SPA Debenture before its maturity by payment in cash of 125% of the then outstanding principal amount plus accrued interest and other amounts due. The payment of the SPA Debenture would occur on the 10th day following the date we gave the holder notice of our intent to redeem. As long as any portion of the SPA Debenture is outstanding, we may not amend our certificate of incorporation or bylaws in any manner that materially adversely affects any rights of the debenture holder or enter into certain related party transactions unless they are on an arm’s-length basis and approved by a majority of the disinterested members of our board of directors.

The SPA Warrant provides the holder with the right to acquire up to 250,000 shares of common stock at an exercise price of $.50 per share, subject to certain adjustments as described in the SPA Warrant, at any time through the fifth anniversary of its issuance date.

The summary of the financing described above, and the summary of the terms of the securities and agreements related to the financing transaction, are qualified in their entirety by reference to the SPA, the SPA Debenture and the SPA Warrant, each of which will be filed as an exhibit to our next periodic report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report with respect to the SPA Debenture is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sale of Equity Securities.

The information provided in response to Item 1.01 of this report with respect to the issuance of the shares of our common stock upon conversion of the January 2012 Debentures, the January 2013 Debenture and the LOC Debenture, and the issuance of the SPA Debenture and SPA Warrant is incorporated by reference into this Item 3.02.

The shares of common stock issued upon conversion of the January 2012 Debentures, the January 2013 Debenture and the LOC Debenture were offered and sold without registration under the Securities Act of 1933 to accredited investors in reliance upon the exemption provided by Rule 506(b) of Regulation D promulgated thereunder, and may not be re-offered or resold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.  An appropriate legend was placed on the certificates representing such shares.

The SPA Debenture and the SPA Warrant were offered and sold without registration under the Securities Act to an accredited investor in reliance upon the exemption provided by Rule 506(b) of Regulation D promulgated thereunder, and may not be re-offered or resold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.  An appropriate legend was placed on the SPA Debenture and the SPA Warrant.

The maximum number of shares of common stock issuable upon conversion of the SPA Debenture and upon exercise of the SPA Warrants is, respectively, 914,375 and 500,000, assuming the conversion price and exercise price is the initial conversion price and exercise price at the time of conversion and exercise, respectively.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 20, 2014

Innovus Pharmaceuticals, Inc.
By	s/Bassam Damaj
President and Chief Executive Officer